As filed with the Securities and Exchange Commission on March 4, 2022.

Registration No. 333-225463

Registration No. 333-225466

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-225463

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-225466

UNDER

THE SECURITIES ACT OF 1933

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

(N/K/A NAVY HOLDCO, LLC)

(Exact name of registrant as specified in its charter)

Delaware	26-0287117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1233 W. Loop South, Suite 1400

Houston, TX 77027

(713) 235-9500

(Address of Principal Executive Offices) (Zip Code)

Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan

Nuverra Environmental Solutions, Inc. 2018 Restricted Stock Plan for Directors

(Full title of the plan)

Adam R. Law

Senior Vice President, General Counsel,

Corporate Secretary and Chief Compliance Officer

1233 W. Loop South, Suite 1400

Houston, TX 77027

(713) 235-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David P. Oelman

Raleigh J. Wolfe

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Nuverra Environmental Solutions, Inc., a Delaware corporation (“Nuverra”), with the United States Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form  S-8 (No. 333-225463), which was filed by Nuverra with the SEC on June 6, 2018, registering 1,772,058 shares of common stock, par value $0.01 per share in Nuverra (“Common Stock”) under the Nuverra Environmental Solutions, Inc. 2017 Long Term Incentive Plan; and

•

Registration Statement on Form  S-8 (No. 333-225466), which was filed by Nuverra with the SEC on June 6, 2018, registering 100,000 shares of Common Stock under the Nuverra Environmental Solutions, Inc. 2018 Restricted Stock Plan for Directors.

Reference is made to that certain Agreement and Plan of Merger, dated as of December 12, 2021 (the “Merger Agreement”), by and among Nuverra, Select Energy Services, Inc., a Delaware corporation (“Select”), Navy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Navy Holdco, LLC, a Delaware limited liability company (“Holdco LLC”), pursuant to which Merger Sub merged with and into Nuverra, with Nuverra continuing as the “Surviving Corporation” as a wholly owned subsidiary of Select (the “First Merger”), and immediately following the effective time of the First Merger, the Surviving Corporation merged with and into Holdco LLC, with Holdco LLC continuing as the surviving entity and an indirect, wholly owned subsidiary of Select .

On February 23, 2022, in connection with the consummation of the mergers contemplated by the Merger Agreement, Nuverra has terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with the undertakings made by Nuverra in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Nuverra hereby removes from registration by means of this Post-Effective Amendment all Common Stock registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock, and Nuverra hereby terminates the effectiveness of the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 4, 2022.

NAVY HOLDCO, LLC

By:	/s/ Adam R. Law
Name: Adam R. Law
Title: Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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